Exhibit 99.1

LA CORTEZ ENTERPRISES, INC. ANNOUNCES NAME CHANGE TO LA CORTEZ ENERGY, INC. AND APPOINTMENT OF NEW DIRECTOR IN SUPPORT OF NEW STRATEGY

SAN DIEGO, CA, February 13, 2008 - La Cortez Enterprises, Inc. (OTCBB: LCTZ, the “Company”), announced today that its Board of Directors has agreed to change the name of the Company to La Cortez Energy, Inc., in support of a change of strategy and has secured the necessary shareholder votes to implement the change.

The new company name is effective immediately, following the required filings with the SEC and the State of Nevada. This change in name will be accompanied by a new trading symbol and will also include a change in the authorized shares of the Company.

Additionally, Nadine Smith has been appointed to the Company’s Board of Directors and will serve as its Chairperson. Ms. Smith confirmed that this change is in keeping with the Company’s plans to focus its business strategy on the energy sector and related opportunities in South America.

Ms. Smith has been a private investor and business consultant for more than five years. Ms. Smith is currently a director of Gran Tierra Energy Inc., a publicly held independent international energy company involved in oil and natural gas exploration and exploitation. Ms. Smith has previously served as a director of Patterson-UTI Energy Inc. and American Retirement Corporation, both public companies. Additionally, during the past ten years, Ms. Smith has served in executive officer capacities for several operating companies.

Headquartered in San Diego, the Company has been a development stage company with limited operating history. It now is taking steps to transform its operations and to depart from its legacy business.

The Company will announce the new trading symbol as soon as Nasdaq assigns it, and all subsequent press releases are expected to use the new name for the Company.

Contact: La Cortez Energy, Inc.
Maria de la Luz, President,
2260 El Cajon Blvd. #882
San Diego, CA 92104
775-352-3930

Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that it can identify opportunities in the energy sector in South America, and that the Company can successfully participate in such opportunities. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.